Exhibit 10.30

27 Drydock Avenue

Boston, Massachusetts

(the “Building”)

TWELFTH AMENDMENT (“TWELFTH AMENDMENT”)

Execution Date: January 13, 2021

	LANDLORD:	BCP-CG 27 Property LLC, a Delaware limited liability company

	TENANT:	Ginkgo Bioworks, Inc., a Delaware corporation

	EXISTING PREMISES:	A total of 130,204 rentable square feet of the Building, as more specifically set forth in the Lease.

LEASE DATA	DATE OF LEASE:	December 22, 2011

	EXPIRATION DATE:	January 31, 2030, unless the Lease is otherwise terminated or extended as provided in the Lease.

	PREVIOUS LEASE AMENDMENTS:	First Amendment to Lease Agreement dated April , 2012

Second Amendment to Lease dated August 1, 2014

Third Amendment to Lease dated August 15, 2014

Fourth Amendment to Lease dated May 1, 2016

Fifth Amendment to Lease dated May 31, 2016

Sixth Amendment to Lease dated August 5, 2016

Seventh Amendment to Lease dated July 31, 2017

Eighth Amendment to Lease dated March 23, 2018

Ninth Amendment to Lease dated September 6, 2018

Tenth Amendment to Lease dated July 29, 2020

Eleventh Amendment to Lease dated August 14, 2020

SIXTEENTH EXPANSION PREMISES:	Approximately 1,399 rentable square feet consisting of a portion of the first (1st) floor of the Building, substantially as shown on Exhibit A, Twelfth Amendment attached hereto.

LANDLORD’S SECURITY OFFICE:	A portion of the first (1st) floor of the Building containing approximately 143 rentable square feet and located adjacent to the Sixteenth Expansion Premises, substantially as shown on Exhibit A, Twelfth Amendment attached hereto.

GIVE-BACK PREMISES:	Approximately 1,311 rentable square feet consisting of a portion of the second (2nd) floor of the Building, substantially as shown on Exhibit B, Twelfth Amendment attached hereto.

MUST-TAKE PREMISES:	Approximately 18,350 rentable square feet located on the westerly side of the fourth (4th) floor of the Building, substantially as shown on Exhibit C, Twelfth Amendment attached hereto.

WHEREAS, Tenant and Landlord desire to (i) expand the Premises to include the Sixteenth Expansion Premises, (ii) terminate the Lease with respect to the Give-Back Premises, (iii) provide for Tenant’s potential leasing of the Must-Take Premises; and (iv) amend certain other provisions of the Lease, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the parties hereby agree that the above-referenced lease (the “Lease”) is hereby amended as follows:

1.     TERMINATION WITH RESPECT TO GIVE-BACK PREMISES

The Term of the Lease in respect of the Give-Back Premises shall terminate effective as of the date (the “Give-Back Premises Termination Date”) when Tenant delivers the Give-Back Premises to Landlord with Tenant’s Management Office Work (as defined in Section 2 below) complete. On the Give-Back Premises Termination Date, Tenant shall vacate the Give-Back Premises and deliver the Give-Back Premises to Landlord with Tenant’s Management Office Work completed. From the Give-Back Premises Termination Date until the Sixteenth Expansion Premises Commencement Date (as defined in Section 3 below), (i) any reference herein or in the Lease to the Premises shall be deemed to mean the Existing Premises (less the Give-Back Premises), and (ii) Tenant’s Proportionate Share shall be decreased by 0.453% (i.e., rentable square footage of the Give-Back Premises 1,311 divided by the Building Rentable Area 289,613).

2.     TENANT’S MANAGEMENT/SECURITY OFFICE WORK

The parties acknowledge that Landlord intends to utilize (i) the Give-Back Premises as the Building’s new management office as the result of Landlord having agreed, at Tenant’s request, to lease the space currently being used as the management office (i.e., the Sixteenth Expansion Premises) to Tenant and (ii) Landlord’s Security Office as the Building’s new

security office. Accordingly, Tenant shall perform all of the work necessary to prepare (a) the Give-Back Premises for Landlord’s occupancy thereof (“Tenant’s Management Office Work”) and (b) Landlord’s Security Office for Landlord’s occupancy thereof (“Tenant’s Security Office Work”) (collectively, “Tenant’s Management/Security Office Work”). Tenant shall perform Tenant’s Management/Security Office Work (x) in accordance with (i) those certain plans and specifications for Tenant’s Management Office Work titled “JLL + Ginkgo 27E2”, prepared by Troika and dated November 2, 2020 and (ii) plans and specifications for Tenant’s Security Office Work approved by Landlord (which approval shall not be reasonably withheld, conditioned or delayed) (collectively, the “Construction Plans”) (y) using Building standard materials and finishes (except as set forth otherwise on the approved Construction Plans) and (z) otherwise in accordance with the provisions of the Lease and the Master Lease applicable to alterations (including, without limitation, Article 8 of the Lease and Articles 9 and 24 of the Master Lease). Tenant shall perform Tenant’s Management/Security Work at its sole cost and expense. Tenant warrants that Tenant’s Management/Security Office Work will be performed in a good and workmanlike manner and shall assign all warranties related to Tenant’s Management/Security Office Work to Landlord (including the warranty granted by the general contractor performing the same). Landlord shall be responsible for installing its furniture, fixtures and equipment in the Give-Back Premises and Landlord’s Security Office (provided, however, that Tenant shall be responsible for installing all cabling). Tenant shall use commercially reasonable efforts to complete (i) Tenant’s Management Office Work on or before two (2) months after the full execution of this Twelfth Amendment and (ii) Tenant’s Security Office Work on or before the date that is two (2) months after the Sixteenth Expansion Premises Commencement Date (each, a “Completion Deadline”). If Tenant fails to complete either portion Tenant’s Management/Security Work on or before the applicable Completion Deadline, as the same is extended for Force Majeure (which may include shutdowns or other delays resulting from the COVID-19 pandemic or government orders issued in connection therewith) or as a result of delays caused by Landlord or its employees, agents or contractors (provided Landlord shall not be charged with any such delays unless Tenant gives Landlord prompt notice of the same). Landlord may complete such portion of Tenant’s Management/Security Work at Tenant’s cost. If Landlord exercises such self-help right, then Tenant shall reimburse Landlord for any costs incurred in connection with performing Tenant’s Management/Security Work within thirty (30) days after Landlord’s billing therefor. Landlord shall relocate the Building’s management office to the Give-Back Premises no later than seven (7) days after completion of Tenant’s Management Office Work and the Building’s security office to Landlord’s Security Office no later than seven (7) days after completion of Tenant’s Security Office Work, provided that, unless Landlord exercises its self-help right, Tenant provides Landlord with no less than fifteen (15) days prior notice of the estimated completion date of the applicable space.

3.     DEMISE OF THE SIXTEENTH EXPANSION PREMISES

Landlord hereby leases to Tenant, and Tenant hereby hires and takes from Landlord, the Sixteenth Expansion Premises for a Term commencing as of the Sixteenth Expansion Premises Commencement Date (as hereinafter defined) and, co-terminus with the Lease, expiring on the

Expiration Date of the Lease. Said leasing of the Sixteenth Expansion Premises shall be upon all of the same terms and conditions of the Lease, except as follows or as otherwise specifically set forth herein:

A.     The “Sixteenth Expansion Premises Commencement Date” shall be the date Landlord delivers the Sixteenth Expansion Premises to Tenant free and clear of all tenants and occupants. Landlord shall use commercially reasonable efforts to cause the Sixteenth Expansion Premises Commencement Date to occur as quickly as is practicable after the Give-Base Premises Termination Date.

B.     The “Sixteenth Expansion Premises Rent Commencement Date” shall be the Sixteenth Expansion Premises Commencement Date.

C.     Basic Rent payable with respect to the Sixteenth Expansion Premises shall be as follows:

Time Period	Annual Basic Rent	Monthly Basic Rent	Per Rentable Square Foot
Sixteenth Expansion Premises Rent Commencement Date – 7/31/21	$87,899.17	$7,324.93	$62.83
8/1/21 – 7/31/22	$90,536.15	$7,544.68	$64.71
8/1/22 – 7/31/23	$93,252.23	$7,771.02	$66.66
8/1/23 – 7/31/24	$96,049.80	$8,004.15	$68.66
8/1/24 – 7/31/25	$98,931.29	$8,244.27	$70.72
8/1/25 – 7/31/26	$101,899.23	$8,491.60	$72.84
8/1/26 – 7/31/27	$104,956.21	$8,746.35	$75.02
8/1/27 – 7/31/28	$108,104.89	$9,008.74	$77.27
8/1/28 – 7/31/29	$111,348.04	$9,279.00	$79.59
8/1/29 – 1/31/30	$114,688.48	$9,557.37	$81.98

D.     Tenant’s Proportionate Share with respect to the Sixteenth Expansion Premises shall be 0.48%, which is the ratio that the rentable square footage of the Sixteenth Expansion Premises (1,399) bears to the Building Rentable Area (289,613).

E.     From and after the Sixteenth Expansion Premises Commencement Date, any reference herein or in the Lease to the Premises shall be deemed to mean, collectively, the Existing Premises (less the Give-Back Premises) and the Sixteenth Expansion Premises.

F.     Notwithstanding anything to the contrary herein contained, the Sixteenth Expansion Premises shall be delivered broom clean and free of tenants or other occupants and accepted by Tenant “as-is”, in its then (i.e., as of the Sixteenth Expansion Premises Commencement Date) state of construction, finish and decoration, without any obligation on the part of Landlord to prepare or construct the Sixteenth Expansion Premises for Tenant’s occupancy or to provide any construction allowance and without any representation or warranty by Landlord to Tenant as to the condition of the Sixteenth Expansion Premises, but all base Building systems serving the Sixteenth Expansion Premises shall be in good working order upon the Sixteenth Expansion Premises Commencement Date. For the avoidance of doubt, the parties acknowledge that the Sixteenth Expansion Premises shall be delivered to Tenant undemised from Landlord’s Security Office and Tenant shall be responsible, as part of Tenant’s Security Office Work, for legally separately demising the Sixteenth Expansion Premises from Landlord’s Security Office.

G.     Once the Give-Back Premises Termination Date and the Sixteenth Expansion Premises Commencement Date have been determined, Landlord and Tenant shall execute an agreement, in a reasonable form provided by Landlord, in which shall be stated the Give-Back Premises Termination Date and the Sixteenth Expansion Premises Commencement Date.

4.     MUST-TAKE PREMISES

A.     The parties acknowledge that the Must-Take Premises are presently leased to another tenant (the “DFCI”) pursuant to a lease (the “DFCI Lease”) that is scheduled to expire on March 31, 2026. Therefore, the Must-Take Premises may not become available for lease for Tenant during the Term of this Lease. However, DFCI has a right to terminate the DFCI Lease with respect to the Must-Take Premises prior to such scheduled expiration date, as more particularly set forth in the DFCI Lease. If DFCI exercises such termination option or if the Must-Take Premises otherwise become available to lease to Tenant, Tenant desires to lease the Must-Take Premises from Landlord and Landlord desires to lease the Must-Take Premises to Tenant, on the terms and conditions hereinafter set forth and subject to the Prior Rights (as hereinafter defined).

B.     If DFCI exercises its termination option or if the Must-Take Premises otherwise become available to lease to Tenant, Landlord shall have the option, on or before April 30, 2022, to give Tenant written notice (“Landlord’s Must-Take Notice”) advising Tenant that Landlord has elected to lease the Must-Take Premises to Tenant. In the event Landlord delivers Landlord’s Must-Take Notice to Tenant, Tenant shall lease the Must-Take Premises from Landlord upon all the same the same terms and conditions of the Lease applicable to the Existing Premises, except as follows:

(1)     Must-Take Premises Commencement Date. The “Must-Take Premises Commencement Date” shall be the date when Landlord delivers the Must-Take Premises to Tenant in broom-clean condition. The Must-Take Premises Commencement Date shall in no event be earlier than twelve (12) months after the date when Landlord gives Landlord’s Must-Take Notice. Landlord shall use reasonable efforts to cause the Must-Take Premises Commencement Date to occur on or before the earlier to occur of (i) March 31, 2023 or (ii) fifteen (15) months after the date when Landlord gives Landlord’s Must-Take Notice. Notwithstanding the foregoing, in the event that the Must-Take Premises Commencement Date is later than July 1, 2023 (as such date shall be extended for any delay caused by (a) Tenant or any of its agents, employees or contractors or (b) an event of Force Majeure) (as so extended, the “Outside Date”), then Tenant shall be entitled to a rent abatement against Tenant’s obligation to pay Basic Rent with respect to the Must-Take Premises only following the Must-Take Premises Commencement Date equal to one (1) day for each day between the Outside Date and the Must-Take Premises Commencement Date.

(2)     Must-Take Premises Rent Commencement Date. The “Must-Take Premises Rent Commencement Date” shall be the earlier of (i) the date five (5) months after the Must-Take Premises Commencement Date or (ii) the date Tenant first occupies the Must-Take Premises for the Permitted Use.

(3)     Basic Rent. Tenant shall pay Basic Rent with respect to the Must-Take Premises at the same per rentable square foot rental rate then in effect for the Fifteenth Expansion Premises (as defined in the Tenth Amendment). For the avoidance of doubt, such rental rates are as follows:

Time Period	Per Rentable Square Foot
1/1/21 – 12/31/21	$77.00
1/1/22 – 12/31/22	$79.31
1/1/23 – 12/31/23	$81.69
1/1/24 – 12/31/24	$84.14
1/1/25 – 12/31/25	$86.66
1/1/26 – 12/31/26	$89.26
1/1/27 – 12/31/27	$91.94
1/1/28 – 12/31/28	$94.70
1/1/29 – 12/31/29	$97.54
1/1/30 – 1/31/30	$100.47

(4)     Condition of Must-Take Premises. Tenant shall take the Must-Take Premises “as-is” in its then (i.e., as of the date of delivery) state of construction, finish, and decoration and without any obligation on the part of Landlord to prepare or construct the Must-Take Premises (other than Landlord’s Must-Take Premises Work) or to provide any tenant improvement allowance (other than the Must-Take Premises Allowance), Tenant hereby agreeing that it shall be responsible for all other work required to prepare the Must-Take Premises for its occupancy thereof (“Tenant’s Must-Take Work”). Landlord shall cause all base Building systems serving the Must-Take Premises Work to be in good working order upon the Must-Take Premises Commencement Date.

(5)     Landlord’s Must-Take Premises Work. Attached hereto as Exhibit D, Twelfth Amendment is a matrix (the “Landlord/Tenant Matrix”) showing certain base building infrastructure with respect to the Must-Take Premises that will be Landlord’s responsibility to provide (collectively, “Landlord’s Must-Take Premises Work”) and certain other items which will be Tenant’s responsibility to complete as part of Tenant’s Must-Take Premises Work. The parties acknowledge that Landlord’s Must-Take Premises Work will be performed following the Must-Take Premises Commencement Date concurrently with Tenant’s Must-Take Premises Work. Accordingly, Landlord and Tenant agree to cooperate with each other to minimize interference with the construction of the other party. In the event of any inconsistency between the Landlord/Tenant Matrix and the Lease with respect to the condition of the Must-Take Premises and/or the ongoing Building infrastructure, systems or services to be provided to the Must-Take Premises, the Landlord/Tenant Matrix shall control. Without limiting the foregoing, Section 16 of the Eighth Amendment (Emergency Generator Capacity; New Electrical Service Work) shall have no applicability with respect to the Must-Take Premises.

(6)     Must-Take Premises Allowance. Upon the Must-Take Premises Commencement Date, Landlord shall contribute up to Two Million Two Hundred Fifty Seven Thousand Fifty and 00/100 Dollars ($2,257,050.00) (i.e., $123.00 per rentable square foot of the Must-Take Premises) (the “Must-Take Premises Allowance”) towards the design and construction of Tenant’s Must-Take Premises Work. Said Must-Take Premises Allowance shall be disbursed subject to the same terms and conditions as are applicable to the disbursement of the Fifteenth Expansion Premises Allowance under Section 3 of the Tenth Amendment, except as follows: (a) any references therein to the “Fifteenth Expansion Premises Allowance” shall be deemed to mean the Must-Take Premises Allowance; (b) the Must-Take Premises Allowance may only be used towards the design and construction of Tenant’s Must-Take Premises Work; (c) any reference therein to “Improvements Premises” shall be deemed to mean the Must-Take Premises; and (d) any reference therein to “Fifteenth Expansion Premises Commencement Date” shall be deemed to mean the Must-Take Premises Commencement Date.

C.     Notwithstanding the fact that Tenant’s leasing of the Must-Take Premises shall be self-executing as aforesaid, the parties agree promptly to execute a lease amendment reflecting the addition of the Must-Take Premises.

D.     Notwithstanding anything herein to the contrary, Landlord’s obligation to lease the Must-Take Premises to Tenant and Tenant’s right to lease the Must-Take Premises from Landlord is subject and subordinate to the rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof (including Emulate’s right of first offer) (collectively, “Prior Rights”). Landlord represents and warrants to Tenant that Emulate’s right of first offer is the only Prior Right.

5.     BROKERAGE

Each of Landlord and Tenant represents and warrants to the other that it has had no dealings with any real estate broker, finder, or other person other than CBRE and Columbia Group Realty Advisors (collectively, the “Brokers”) with respect to this Twelfth Amendment. Each of Tenant and Landlord hereby indemnifies and hold harmless the other against and from any claim for any brokerage commission or other fees and all costs, expenses and liabilities in connection therewith, including, without limitation, attorneys’ fees and expenses, arising out of any breach of the foregoing representation and warranty made by it. This representation and warranty shall survive the expiration or earlier termination of the Term hereof.

6.     CONFLICT

In the event that any of the provisions of the Lease are inconsistent with this Twelfth Amendment or the state of facts contemplated hereby, the provisions of this Twelfth Amendment shall control.

7.     RATIFICATION

Except as herein and hereby modified and amended, the Lease shall remain in full force and effect and all of the other terms, provisions, covenants, and conditions thereof are ratified and confirmed.

8.     MODIFICATIONS

This Twelfth Amendment may not be modified orally but only by a writing signed by the parties hereto and dated subsequent to the date hereof.

9.     GOVERNING LAW

This Twelfth Amendment shall be governed by, and construed, interpreted, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of law.

10.     COUNTERPARTS. This Twelfth Amendment may be executed in multiple counterparts, each of which shall constitute one agreement, even though all parties do not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11.     ENTIRE AGREEMENT; NO AMENDMENT. This Twelfth Amendment constitutes the entire agreement and understanding between the parties with respect to the subject of this Twelfth Amendment and shall supersede all prior written and oral agreements concerning this subject matter. This Twelfth Amendment may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Landlord and Tenant. Each party acknowledges that it has read this Twelfth Amendment, fully understands all of this Twelfth Amendment’s terms and conditions, and executes this Twelfth Amendment freely, voluntarily and with full knowledge of its significance. Each party to this Twelfth Amendment has had the opportunity to receive the advice of counsel prior to the execution hereof.

12.     BINDING EFFECT

This Twelfth Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

[Signatures on Following Page]

EXECUTED UNDER SEAL as of the date first above written.

LANDLORD:

BCP-CG 27 Property LLC,
a Delaware limited liability company

By:	/s/ Matthew Stegall
Name:	Matthew Stegall
Title:	Managing Director

TENANT:

Ginkgo Bioworks, Inc.,
a Delaware corporation

By:	/s/ Barry Canton
Name:	Barry Canton
Title:	CTO

[Signature Page to Twelfth Amendment]